Exhibit 10.9

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between KNOWBE4, INC., a Delaware corporation (the “Company”), and Robert Reich, an individual residing in the State of Florida (the “Employee”). The Effective Date for this Agreement shall be March 4, 2022 or the date the Form 10-K for the year ending December 31, 2021 is signed and filed by the Company, whichever is later, (the “Effective Date”). This Agreement amends, restates, and supersedes in its entirety any prior Offer of Employment or Employment Agreement which may have been executed between the Employee and the Company.

WITNESSETH:

WHEREAS, the Company desires to employ the Employee as the Company’s Chief Financial Officer, and the Employee desires to accept such employment, on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Employee agree as follows:
1.Employment.
The Company agrees to employ the Employee during the Term specified in Section 2 below, and the Employee agrees to accept such employment, upon the terms and conditions hereinafter set forth.
2.Term.
Subject to the terms and conditions of this Agreement, the Employee’s employment by the Company shall commence on the Effective Date. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer is therefore contingent upon a clearance of such a background investigation and/or reference check. If the Employee successfully completes the conditions contained in this Section 2, the Employee’s employment by the Company shall continue in effect until terminated in accordance with Section 6 of this Agreement (the “Term”). The Employee acknowledges, subject to the provisions of Section 6 of this Agreement, that the Employee’s employment with the Company is on an at-will basis, and the Company may therefore terminate the Employee’s employment, with or without cause, at any time and for any reason upon the terms and conditions specified in Section 6 hereof.
3.Duties and Responsibilities.
a.During the Term, the Employee shall have the position of Chief Financial Officer of the Company, and in connection therewith, the Employee shall perform such duties and responsibilities and have such authority as is commonly incident to such office and prescribed from time to time by the Chief Executive Officer or Board of Directors. The Employee shall report directly to the Chief Executive Officer (the “Supervisor”).
b.The Employee’s employment by the Company shall be full-time, and during the Term, the Employee agrees to devote substantially all of his/her business time and attention to the performance of the Employee's duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Chief Executive Officer. Notwithstanding the foregoing, the Employee will be permitted to act or serve as a director, trustee, committee member, or principal of any type of civic or charitable organization as long as such activities are disclosed in writing to the Company and are consistent with the Company’s conflict-of-interest policies and other policies and do not interfere with the performance of his/her duties hereunder.
c.To the extent that the Company shall have any parent company, subsidiaries, affiliated corporations, partnerships, or joint ventures (collectively, “Related Entities”), the Employee shall perform his/her duties hereunder to promote these Related Entities and to promote and protect their respective interests to the same extent as the interests of the Company without additional compensation.
4.Compensation.
a.Base Salary. As compensation for his/her services hereunder and in consideration of the restrictive covenants set forth below, during the Term, the Company shall pay the Employee an initial base salary (the “Base Salary”) of Five Hundred and Twenty-Five Thousand Dollars and No Cents ($525,000.00) per annum, payable in installments in accordance with the Company’s normal payroll schedule. The Base Salary will be reviewed annually and may be adjusted in the Company’s sole discretion.
b.Performance-Based Bonuses. The Employee will be eligible to participate in any annual performance-based cash bonus plan as may be established from time to time in the discretion of the Company’s Board of Directors (or a duly authorized committee thereof). The target bonus amount for the employee’s participation in such a plan shall be Seventy-Five Percent (75%) of Employee’s Base Salary as then in effect (the “Target Bonus Amount”), provided that nothing shall preclude the Board from granting a bonus above the Target Bonus Amount. The receipt of a bonus under such plan shall be contingent upon achievement of the Company’s performance goals as determined by the Board of Directors, successful individual Employee performance as evaluated by the Board of Directors, and approval of the Board of Directors and satisfaction of such other conditions as the Board of Directors may establish.
c.Discretionary Bonuses. The Employee will be eligible to participate in the Company’s discretionary bonus plan in accordance with the terms of the Company’s plan. Any bonus paid to the Employee is entirely discretionary and there is no contractual entitlement to receive it and it will not count as part of the Employee’s contractual remuneration or salary for pension purposes or otherwise. Employee’s eligibility for payment of any such bonus as well as the timing and amount of payment, will be determined by the Company in its sole discretion. The bonus plan may be varied from time to time at the discretion of the Company, even if the effect of this is to deprive you of remuneration which you may otherwise have received by way of bonus and, in any event, the objectives are likely to vary.
d.One-time Sign On Cash Bonus. The Employee will be eligible to receive a one-time sign on bonus (the “Sign On Bonus”) of One Hundred and Fifty Thousand Dollars and No Cents ($150,000.00), minus any required tax or other legally required withholdings by the Company. The Sign On Bonus will be provided in the Employee’s first paycheck. The Employee agrees that if his/her employment with the Company is terminated for any reason, with or without cause, within twelve (12) months of the

Effective Date, the Employee will be required to repay in full the Sign On Bonus to the Company.
e.Equity Compensation. It shall be recommended to the Board of Directors that the Employee receive a grant of restricted stock units having a value equal to One Million, Five Hundred Thousand Dollars and No Cents ($1,500,000.00) for the first grant in year 2022, and a refresh of restricted stock units having a value equal of no less than One Million, Five Hundred Thousand Dollars and No Cents ($1,500,000.00) for years 2023 and 2024, (the “RSUs”), under the Company’s equity incentive plan as then in effect. For purposes of the RSUs, a dollar value will be converted into a number of restricted stock units based on the fair market value of a share on the grant date (as reasonably determined by the Board of Directors). Under the Company’s standard policies, each RSU grant is ⅔ solely time-vesting and ⅓ both time-vesting and performance vesting. The RSUs will generally vest over a three (3) year period with a one (1) year cliff, in accordance with the standard vesting schedule under the Company’s equity incentive plan as then in effect. Each year, the Employee will be eligible for a refresh restricted stock unit grant in accordance with the Company’s annual refresh grant cycle, as may be determined by the Board of Directors from time to time in their sole discretion.
f.One-time Sign On RSU Grant. It shall be recommended to the Board of Directors that the Employee receive a one-time sign on grant of restricted stock units having a value equal to One Million Dollars and No Cents ($1,000,000.00), the (“Sign On RSUs”), under the Company’s equity incentive plan as then in effect. For purposes of the Sign On RSUs, a dollar value will be converted into a number of restricted stock units based on the fair market value of a share on the grant date (as reasonably determined by the Board of Directors). Under the Company’s standard policies, the Sign On RSUs grant is ⅔ solely time-vesting and ⅓ both time-vesting and performance vesting. The Sign On RSUs will generally vest over a three (3) year period with a one (1) year cliff, in accordance with the standard vesting schedule under the Company’s equity incentive plan as then in effect.
g.Tax Matters. All payments of Base Salary and other compensation, if any, will be subject to any required tax or other legally required withholdings by the Company.
h.Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any compensation paid to the Employee pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement). Additionally, the Employee authorizes the Company to deduct from his/her Basic Salary or other payments due to the Employee, including any payment on termination of employment, any sums which the Employee may owe the Company at any time, including without limitation, the repayment of any overpayment of salary, commission, bonus or other benefits to the Employee, excess holiday pay, repayable or unauthorized expenses and loan or advances.
5.Expenses; Benefits.

a.Expense Reimbursement. The Company agrees to pay or to reimburse the Employee during the Term for all reasonable, ordinary and necessary business or entertainment expenses, substantiated by receipts or other written documentation provided to the Company, incurred in the performance of the Employee’s services hereunder in accordance with the expense reimbursement policies or practices of the Company as may be in effect from time.
b.Vacation. The Employee shall be entitled to vacation time in accordance with the Company’s standard vacation policy for its Employees as in effect from time to time.
c.Benefits. During the Term, the Employee shall be eligible to participate in and receive benefits under such pension, life insurance, health/medical/dental/vision insurance, disability insurance and other benefits plans, if any, which the Company may in its discretion from time to time make available to its employees generally.
6.Termination.
a.    Termination by the Company for Cause. The Company may terminate the Employee’s employment at any time for Cause (as defined below) upon written notice to the Employee. In the event of a termination for Cause, the Company shall be relieved of all its obligations to the Employee provided for by this Agreement as of the effective date of termination, and all employment-related payments to the Employee hereunder shall immediately cease and terminate as of such date, except that the Employee shall be entitled to any accrued but unpaid Base Salary up to and including the effective date of termination. As used in this Agreement, “Cause” shall mean the following:
i. the Employee’s willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness);
ii. the Employee’s failure to follow any lawful instruction or policy of the CEO or Board of Directors consistent with the Employee’s position and duties as defined under this Agreement (including any request to cooperate with an investigation by or with respect to the Company);
iii. gross negligence, willful misconduct, or illegal conduct by the Employee that materially impairs the performance of the Employee’s duties or that is materially injurious to the Company;
iv. the Employee’s (A) commission of any fraudulent act relating to the Company or his employment or (B) breach of his duty of loyalty to the Company involving personal dishonesty by the Employee and intended to result in personal enrichment of the Employee (or the Employee’s family or friend(s)) at the expense of the Company;

v. misappropriation of funds, theft or embezzlement by the Employee of Company funds or property;
vi. conviction of the Employee (including by a plea of guilty or nolo contendere) of any felony, or any crime that involves theft, fraud, perjury, or moral turpitude;
vii. any material breach of the Employee’s obligations under (A) this Agreement, (B) any other agreement between the Employee and the Company, or (C) any written policy of the Company; or
viii. the Employee deliberately falsifies any work records, personnel records or other records of the Company;
provided, however, that in the case of any of the events described in clauses (i), (ii), or (vii) above, such event shall not constitute Cause hereunder unless and until there is given to the Employee by the Company a written notice which sets forth the specific respects in which it believes that the Employee’s conduct constitutes Cause hereunder, which conduct is not cured within ten (10) days after written notice thereof. For purposes of the foregoing clauses (i) through (viii), the term “Company” shall include Related Entities.
b. Termination by the Company Without Cause. Notwithstanding the Term of this Agreement set forth in Section 2 above, the Employee’s employment with the Company will be on an at-will basis, and, therefore, in addition to the other termination provisions of this Agreement, the Company may terminate the Employee’s employment at any time without cause and for any reason (a “Termination Without Cause”). In the event of a Termination Without Cause, (i) the Employee shall be entitled to his accrued but unpaid Base Salary up to and including the effective date of termination, and (ii) the Employee shall be entitled to the severance compensation specified in Section 6(e) below.
c. Resignation by the Employee.
i. The Employee may resign and terminate the Employee’s employment hereunder at any time and for any reason by delivering written notice to the Company in accordance with Section 14 of this Agreement (an “Employee Termination Notice”) at least three (3) months prior to the Employee’s last day of employment (such three-month period being referred to as the “Employee Notice Period”). Upon the delivery of an Employee Termination Notice, the Company may, in its sole discretion, waive the Employee Notice Period in whole or in part upon written notice to the Employee, in which event the last day of employment shall be specified in the notice delivered by the Company. Upon the delivery of an Employee Termination Notice, the Company shall be relieved of all its obligations to the Employee provided for by this Agreement other than the payment of Base Salary and benefits under Section 5 hereof through the last day of the Employee’s employment, upon which all employment-related payments to the Employee hereunder shall immediately cease and terminate (except that the Employee shall be entitled to his accrued but unpaid Base Salary up to and including his last day of employment).
ii. The Employee shall have the right to resign his employment for “Good Reason” if any of the following occur without the Employee’s written consent: (i) there is a material adverse change or material diminution in the Employee’s functions, duties, responsibilities, functions, or status with the Company resulting in the Employee no longer reporting directly to the Chief Executive Officer of the Company (or, following a Change of Control, to the Chief Executive Officer of the controlling entity of the Company), (ii) the Company reduces the overall compensation target amount (i.e., the combined value of the Base Salary and Target Bonus Amount in Sections 4.a. and 4.b., respectively) of the Employee, (iii) the Company requires the Employee to relocate permanently to a place outside a 50-mile radius of the Tampa Bay area (it being understood that travel on the Company’s business from time to time shall not constitute a permanent relocation) or (iv) the Company commits a material breach of this Agreement. The Employee cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within fifteen (15) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances (and has failed to cure such circumstances within such period). If the Company has not, within such thirty (30) day period, cured the circumstances providing ground for termination for Good Reason and Employee does not terminate his employment for Good Reason within ten (10) days after the expiration of the Company’s cure period in the preceding sentence, the Employee will be deemed to have waived his right to terminate for Good Reason with respect to such grounds. The Employee acknowledges that the Board of Directors has flexibility under Section 3(a) to assign the Employee a broad range of responsibilities and duties that are consistent with his duties as Chief Financial Officer and to make changes in the Employee’s responsibilities in a manner that is materially consistent with the duties described under Section 3(a), and such assignments and change will not constitute “Good Reason.”
d. Death or Disability. The Employee’s employment hereunder shall automatically terminate upon the Employee’s death, and his estate shall be entitled to receive accrued but unpaid compensation through the date of termination. If, during the Term of this Agreement, the Employee becomes permanently physically or mentally disabled in the determination of a physician appointed or selected by the Company, or, if due to any physical or mental condition, the Employee becomes unable for a period of more than sixty (60) days during any six (6) month period to perform the Employee’s duties hereunder (with or without reasonable accommodation) as determined by a physician selected by the Company, the Company may, at its option, terminate the Employee’s employment upon not less than thirty (30) days written notice. In the event of a termination pursuant to the preceding sentence, the Employee shall be entitled to his accrued but unpaid Base Salary up to and including the effective date of termination.
e. Severance Compensation. In the event of either (i) a Termination Without Cause by the Company or (ii) a termination for Good Reason by the Employee in accordance with Section 6(c)(ii) above, the Employee shall be entitled to receive separation pay in the form of equal installment payments (“Separation Payments”) which are in the aggregate equal to the sum of (i) twelve (12) months of the Employee’s Base Salary (as in effect at the time of termination of employment) plus (ii) any earned but unpaid annual bonus with respect to any completed fiscal year immediately preceding the effective date of Employee’s termination, plus (iii) the Pro Rata Bonus (as defined below), and (iv) an additional amount in cash equal to the aggregate payments made by the Company towards the Employee’s medical and dental benefits during the three hundred sixty-five (365) day period immediately prior to the effective date of Employee’s termination. The Separation Payments will be paid, subject to applicable tax withholdings and other required withholdings, in equal installments beginning with the first Company payroll date after the effective date of termination of employment and ending twelve (12) months thereafter; provided, however, the Employee’s right to receive any Separation Payments is conditioned upon both (x) the Employee signing and delivering to the Company, by the 30th day after the Employee’s termination of employment, a general release in a form acceptable to the Company (the “Release”) and (y) the Employee not revoking the Release within thirty (30) days of the execution and delivery thereof (the “Revocation Period”). Accordingly, any Separation Payments due prior to the execution and delivery of the Release will not be paid until the first payroll date following the expiration of the Revocation Period. In addition, (A) in the event that the timing of termination enables the Employee to choose to deliver the executed Release on a date that causes the commencement of the Separation Payments to occur in the taxable year following the year of termination, then the Separation Payments shall automatically commence beginning with the first payroll period of such following taxable year, regardless of when the Employee delivers the executed Release, and (B) if any class of stock of the Company is publicly traded at the time of the termination of employment, then any Separation Payments that would otherwise be made during the six-month period following the termination will instead be delayed and made with the first payroll period following such six-month period to the extent required for compliance with Section 409A. In the event that the Employee commits a material breach of this Agreement, the Release, or the Employee Confidentiality Agreement, the Company may discontinue making any Separation Payments under this paragraph. For purposes hereof, the term “Pro Rata Bonus” means an amount equal to the product of (x) the Target Bonus Amount for the year in which the Employee’s employment terminates, and (y) a fraction, the numerator of which is the number of days the Employee was employed by the Company during the year of termination and the denominator of which is the number of days in such year.
f. Effect of Termination upon RSUs. In the event that Employee’s employment is terminated in a Termination Without Cause by the Company, in a Termination for Good Reason by the Employee, or pursuant to death or disability pursuant to Section 6(d) above, any RSUs held by the Employee at the time of such termination will be treated in accordance with the terms of the Company’s equity incentive plan as then in effect.

7.Restrictive Covenants.
a.Noncompetition and Nonsolicitation. The Employee recognizes and acknowledges that, by virtue of accepting employment with the Company, the Employee will acquire valuable training and knowledge, enhance the Employee’s professional skills and experience, and learn proprietary trade secrets and confidential information of the Company. In consideration of the foregoing, the Employee agrees that while he/she is in the employ of the Company and for a twelve (12) month period after the date of termination of the Employee’s employment, he/she shall not, except on behalf of the Company, directly or indirectly, and regardless of the reason for his/her ceasing to be employed by the Company and regardless of who effected the termination, engage in any of the following anywhere in the world:
i.engage or invest in; own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of; be employed by, associated with, or in any manner connected with; lend the Employee’s name or any similar name to; lend the Employee’s credit to; or render services or advice to, any business which competes with the Company or is engaged in or carries on any Competitive Business (as defined below) (provided that the foregoing shall not prohibit the Employee from owning the securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 3% of the outstanding shares of any such corporation, so long as the Employee does not actively participate in the business of such corporation); or
ii.attempt in any manner to intentionally solicit from any Business Associate (as defined below) business which is the same as, or substantially similar to that performed by the Company or to persuade any Business Associate to cease to do business with the Company or to reduce the amount of business which any such Business Associate has customarily done or is reasonably expected to do with the Company, whether or not the relationship between the Company and such Business Associate was originally established in whole or in part through his efforts.
iii.As used in this Section 7, the term “Company” shall mean and include any Related Entities, and the term “Business Associate” shall mean any supplier, vendor, contractor, distributor, or customer of the Company. The term “Competitive Business” means any business that offers, develops, markets, or sells internet security awareness training services or content (or related educational products) or internet security compliance management products or services.
b.Remedies. If the Employee commits a breach, or the Company has reasonable grounds to believe that the Employee is about to commit a breach, of any of the provisions of this Section 7, the Company shall have the right to have the provisions of this Agreement specifically enforced without being required to post bond or other security in excess of $5,000 in value and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. In addition, the Company may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.
c.Enforcement. The parties acknowledge that the type and periods of restriction imposed in the provisions of this Section 7 above are fair and reasonable and are reasonably required for the protection of the legitimate interests of the Company and the confidential information, proprietary property and goodwill associated with the business of the Company; and that the time, scope, geographic area, line of business and other provisions of this Section 7 have been specifically negotiated by sophisticated parties and are given as an integral part of the transactions contemplated by this Agreement, it being understood that the customers and Business Associates of the Company may be located anywhere in the world and accordingly it is reasonable that the restrictive covenants set forth herein are not limited by narrow geographic area but generally by the location of such potential customers and Business Associates. If any of the covenants in Section 7 above, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions. In the event that any covenant contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. The temporal duration of any the covenants contained in this Section 7 shall not expire, and shall be tolled, during any period that the Employee is in violation of any such covenant, and all such covenants shall automatically be extended by the period of the Employee’s violation thereof. The existence of any claim or cause of action which the Employee may have against the Company shall not constitute a defense or bar to the enforcement of any of the provisions of this Agreement and shall be pursued through separate court action by the Employee.
d.No Interference. Notwithstanding any other provision of this Agreement, nothing in this Agreement shall prohibit the Employee from confidentially or otherwise communicating or filing a charge or complaint with a governmental agency or regulatory entity; participating in a governmental agency or regulatory entity investigation; or giving truthful testimony or disclosures to a governmental agency or regulatory entity, or if properly subpoenaed or otherwise required to do so under applicable law. Furthermore, the U.S. Defend Trade Secrets Act of 2016 provides that: (a) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement prohibits or creates liability for any such protected conduct.
8.Employee Confidentiality Agreement. At or around the Effective Date, the Employee will execute and deliver to the Company an At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, (the “Employee Confidentiality Agreement”). The Employee agrees and acknowledges that the Employee Confidentiality Agreement shall continue to remain in full force and effect and that the obligations therein shall be in addition to the obligations set forth in this Agreement, provided that in the event of any direct conflict between the terms of the Employee Confidentiality Agreement and this Agreement, the provisions of this Agreement shall control.
9.Enforceability.
The failure of any party at any time to require performance by another party of any provision hereunder shall in no way affect the right of that party thereafter to enforce the same, nor shall it affect any other party’s right to enforce the same, or to enforce any of the other provisions in this Agreement; nor shall the waiver by any party of the breach of any provision of this Agreement be taken or held to be a waiver of any subsequent breach of such provision or as a waiver of the provision itself.
10.Assignment; Binding Effect.
This Agreement is personal in its nature and neither party shall assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other; provided however, that the Company may assign this Agreement and its rights and obligations hereunder to any transferee of all or substantially all of the Company’s business (whether by merger, consolidation, sale of stock, sale of assets, or otherwise) without the Employee’s consent. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

11.Modification.
This Agreement may not be orally canceled, changed, modified, amended, or waived and no cancellation, change, modification, amendment or waiver shall be effective or binding, unless in writing and signed by the parties to this Agreement. Any such cancellation, change, modification, amendment or waiver shall be effective only in the specific instance and for the purpose for which given.
12.Severability; Survival.
In the event any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the invalid or unenforceable part had been severed and deleted. If any covenant in this Agreement should be deemed invalid, illegal or unenforceable, because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal, and enforceable. The respective rights and obligations of the parties hereunder shall survive the termination of the Employee’s employment to the extent necessary to effect the intended preservation of such rights and obligations. Without limitation, the provisions of Sections 7, 8, 9, 15, 21 and 22 shall survive the termination of the Employee’s employment with the Company and shall continue to be enforceable at all times thereafter.
13.Intentionally omitted.
14.Notices.
Any notice, request, instruction or other document to be given hereunder by any party hereto to another party shall be in writing and shall be deemed effective (a) upon personal delivery, if delivered by hand; or (b) three days after the date of deposit in the mails, postage prepaid if mailed by certified or registered U.S. mail; or (c) on the next business day, if sent by prepaid overnight courier service, and in each case, addressed as follows:
        If to the Employee, to the address set forth below the Employee’s signature on the signature page hereto.

        If to the Company:

KnowBe4, Inc.
Attn: General Counsel
33 North Garden Ave., Suite 1200
Clearwater, FL 33755
Attention: Board of Directors

Any party may change the address to which notices are to be sent by giving notice of such change of address to the other party in the manner herein provided for giving notice.
15.Applicable Law and Jurisdiction.
a.All questions concerning the construction, interpretation and validity of this Agreement, and all matters relating hereto, shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without giving effect to any choice or conflict of law provision or rule (whether in the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.
b.Except for actions by the Company for equitable relief (which may be brought in any court that has jurisdiction), any dispute, controversy or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration in accordance with the arbitration provisions of the Employee Confidentiality Agreement. Any arbitral award determination shall be final and binding upon the parties.
16.No Conflict.
The Employee represents and warrants that he/she is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent him from entering into this Agreement or which would be breached by the Employee upon his/her performance of his duties pursuant to this Agreement. The Employee further agrees not to use or disclose in the course of the Employee’s employment with the Company any confidential information or trade secrets of any other person.
17.Entire Agreement.
This Agreement (together with the Employee Confidentiality Agreement) represents the entire agreement between and among the Company and the Employee with respect to the subject matter hereof, and all prior agreements, plans and arrangements (including any previously signed version of this Agreement that Employee may have executed) relating to the employment of the Employee by the Company are nullified and superseded hereby.
18.Headings.
The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
19.Withholding.
The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
20.Counterparts.
This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
21.No Strict Construction.
The language used in this Agreement will be deemed to be the language chosen by the Employee and the Company to express their mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsperson will be applied against either the Employee or the Company.

22.Notification of New Employer.
In the event that the Employee is no longer an employee of the Company, the Employee consents to notification by the Company to the Employee’s new employer or its agents regarding the Company’s rights and the Employee’s obligations under this Agreement.
23.Section 409A.
The parties intend for this Agreement to conform in all respects to the requirements under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, the parties intend for this Agreement to be interpreted, construed, administered and applied in a manner as shall meet and comply with the requirements of Section 409A, and the Board may amend this Agreement in its discretion so as to comply with any such requirement. Any reference in this Agreement to Section 409A, or any subsection thereof, shall be deemed to mean and include, to the extent then applicable and then in force and effect (but not to the extent overruled, limited or superseded), published rulings, notices and similar announcements issued by the Internal Revenue Service under or interpreting Section 409A and regulations (proposed, temporary or final) issued by the United States Secretary of the Treasury under or interpreting Section 409A. Notwithstanding any other provision of this Agreement, neither the Company nor any of its subsidiaries or affiliates nor any individual acting as a director, officer, employee, agent or other representative of the Company or of a subsidiary or affiliate shall be liable to the Employee or any other person for any claim, loss, liability or expense arising out of any interest, penalties or additional taxes due by the Employee or any other person as a result of this Agreement or the administration thereof not satisfying any of the requirements of Section 409A. The Employee represents and warrants that he/she has reviewed or will review with his own tax advisors the federal, state, local and employment tax consequences of entering into this Agreement, including, without limitation, under Section 409A, and, with respect to such matters, he/her relies solely on such advisors. If the Employee is a “specified employee” (as determined by the Company under Section 409A) on the date of the Employee’s separation from service, if and to the extent that any payments payable upon such separation from service under this Agreement constitute deferred compensation within the meaning of Section 409A, each such severance payment shall be paid on the later of (a) the date scheduled to be paid under Section 6 hereof, or (b) the first business day after the date that is six (6) months after the date of the Employee’s separation from service. Each installment under this Agreement shall be regarded as a separate “payment” for purposes of Section 409A.
24.Section 280(g).
Notwithstanding any other provision of this Agreement, or any other agreement, plan, or arrangement to the contrary, if any portion of any payment or benefit under this Agreement, or under any other agreement, plan, or arrangement (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” under Section 280G of the Code, and would, but for this Section 24, result in the imposition on the Employee of an excise tax under Section 4999 of the Code (the “Excise Tax”), then the Total Payments to be made to the Employee shall either be (a) delivered in full, or (b) delivered in a reduced amount that is $1.00 less than the amount that would cause any portion of such Total Payments to be subject to the Excise Tax, whichever of the foregoing results in the receipt by the Employee of the greatest benefit on an after-tax basis (taking into account the Excise Tax, as well as the applicable federal, state, and local income and employment taxes, for which the Employee shall be deemed to pay at the highest marginal rate for the applicable calendar year). To the extent the foregoing reduction applies, then any such payment or benefit shall be reduced or eliminated by applying the following principles, in order: (1) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (2)

the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (3) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Section 409A of the Code, then the reduction shall be made pro rata among the payment or benefits (on the basis of the relative present value of the parachute payments). The determination of whether the Excise Tax or the foregoing reduction will apply will be made by independent tax counsel selected and paid by the Company (which may be regular counsel of the Company).
    [Signatures on Following Page]

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY

KNOWBE4, INC.

By:    /s/ Sjoerd Sjouwerman (February 14, 2021)
Name:     Sjoerd Sjouwerman
Title:    Chief Executive Officer

EMPLOYEE

    /s/ Robert Reich (February 14, 2021)
Robert Reich, individually

Address:

13408 Blythefield Terrace
Lakewood Ranch, FL 34202

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